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                                                                    EXHIBIT 99.5



                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                      AIRONET WIRELESS COMMUNICATIONS, INC.
                             1996 STOCK OPTION PLAN
                        1999 OMNIBUS STOCK INCENTIVE PLAN


OPTIONEE: "First Name" "Last Name",

               STOCK OPTION ASSUMPTION AGREEMENT effective as of the 15th day of March, 2000 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Aironet Wireless Communications, Inc., a Delaware corporation ("Aironet"), which were granted to Optionee under the Aironet Amended and Restated 1996 Stock Option Plan and 1999 Omnibus Stock Incentive Plan (together the "Plans") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

               WHEREAS, Aironet has been acquired by Cisco through the merger of Aironet with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between Cisco and Aironet (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Aironet under all outstanding options under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 1.27468 shares of Cisco common stock ("Cisco Stock") for each outstanding share of Aironet common stock ("Aironet Stock").

               WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of Aironet Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Aironet Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Aironet under each of the Aironet Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Aironet Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Aironet Option hereby


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assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Cisco Stock under the assumed Aironet Option shall also be as indicated for that option below.

             AIRONET STOCK OPTIONS                            CISCO ASSUMED OPTIONS
 # of Shares of Aironet       Exercise Price          # of Shares of        Adjusted Exercise
      Common Stock               per Share          Cisco Common Stock       Price per Share
     Aironet Shares           $Aironet Price           Cisco Shares            $Cisco Price

               2. The intent of the foregoing adjustments to each assumed Aironet Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Aironet Stock subject to the Aironet Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Aironet Option immediately prior to the Merger.

               3. The following provisions shall govern each Aironet Option hereby assumed by Cisco:

                             (a) Unless the context otherwise requires, all
               references in each Option Agreement and, if applicable, in the Plans (as incorporated into such Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Common Stock" or "Stock" shall mean share of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                             (b) The grant date and the expiration date of each
               assumed Aironet Option and all other provisions which govern either the exercise or the termination of the assumed Aironet Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                             (c) Pursuant to the terms of the Plan, none of your
               options assumed by Cisco in connection with the transaction will vest and become exercisable on an accelerated basis upon the consummation of the Merger. Each Aironet Option shall be assumed by Cisco as of the Effective Time. Each such assumed Aironet Option shall thereafter continue to vest for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.



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                             (d) For purposes of applying any and all provisions
               of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of Aironet, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Aironet Options upon Optionee's cessation of service as an employee or a consultant of Aironet shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Aironet Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, generally a thirty (30)-day period, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

                             (e) The adjusted exercise price payable for the
               Cisco Stock subject to each assumed Aironet Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Aironet Stock prior to the Merger shall be taken into account.

                             (f) In order to exercise each assumed Aironet
               Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             MS 11-3
                             San Jose, CA 95134
                             Attention:  Stock Administration

               4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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               IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 15th day of March, 2000.




                               CISCO SYSTEMS, INC.


                               By:
                                  Larry R. Carter
                                  Corporate Secretary




                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Aironet Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.




                                       -----------------------------------------
                                       "FIRST NAME" "LAST NAME", OPTIONEE



DATED:  __________________, 2000



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